Press Release

FOR IMMEDIATE RELEASE

American Mold Guard Reports First Quarter 2007 Results

SAN JUAN CAPISTRANO, CA - (PrimeNewswire) - April 26, 2007-- American Mold Guard, Inc. (NasdaqCM: AMGI), an industry leader in the field of antimicrobial surface treatment services, today announced financial results for its first quarter ended March 31, 2007.

First Quarter Results

The company reported first quarter 2007 revenue of $2.1 million, an increase of 15 percent from the fourth quarter of 2006 and a decrease of 24 percent from $2.76 million for the first quarter of 2006. Revenue in the first quarter of 2007 increased from the prior quarter as the company increased its focus on national multi-family new construction projects. Revenue decreased from the first quarter of 2006 as builders in California reduced their new housing starts in an effort to decrease new home inventory and the Gulf Region restoration business slowed. Gross margin for the first quarter of 2007 improved seven points to 49.1 percent or $1.03 million, as compared to 42.2 percent or $1.16 million for the first quarter of 2006. The first quarter 2007 gross margin was also 4.3 points higher than the fourth quarter of 2006. The gross margin percentage increase was realized through improved crew productivity, optimized material usage, reduced material cost and reduced equipment rental costs.

The company reported a net loss for the first quarter of 2007 of $1.25 million, or $.27 per share, as compared to a net loss of $1.13 million, or $1.20 per share, for the first quarter of 2006. Lower first quarter 2007 revenue was offset by higher gross margin percentages and the company recorded interest income as compared to interest expense that was incurred in 2006. The first quarter net loss declined as compared to a net loss of $1.52 million, or $0.33 per share in the fourth quarter of 2006. Higher revenue, increased gross margin and lower selling, general and administrative expenses contributed to the lower net loss as compared to the fourth quarter of 2006. The per share net loss information reflects the effect of the one-for-.340124209 reverse stock split, effective April 7, 2006.

"Despite the continued housing market contraction, the company recorded first quarter revenue growth of 15 percent as compared to the fourth quarter of 2006. Our sales focus on national multi-family construction as well as the investment that we made in the Midwest region last year is beginning to pay-off" said Tom Blakeley, Chief Executive Officer. "We are encouraged by the level of national multi-family project orders we secured in the quarter, which position the company nicely for continued growth" added Mr. Blakeley. "Once again, the company was able to deliver record gross margins while reducing selling, general and administrative costs, thereby reducing the loss per share by $0.06 as compared to last quarter. We also are encouraged by the progress we are making in our Infection Control business. We are hopeful that the study to evaluate the effectiveness of our infection control antimicrobial treatment for use in hospitals with Dr. Harris and Dr. Perencevich, will validate the value of our services in the fight against hospital-acquired infections" concluded Mr. Blakeley.

Conference Call and Webcast

American Mold Guard will discuss its first quarter 2007 results, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. You can listen to the call by Domestic Dial at 866-825-3354 or by International Dial at 617-213-8063 using the participant passcode 80013773.

You can also access the conference call via a live webcast at http://phx.corporate- ir.net/playerlink.zhtml?c=196351&s=wm&e=1533888. Prior to the call, the company intends to post on its website a copy of the company's current report on Form 8-K dated April 26, 2007 disclosing the matters addressed in this press release, including the company's operating results for the quarter ended March 31, 2007. The company's web site can be accessed at www.americanmoldguard.com under "Investor Relations / Press Releases".

About American Mold Guard and AMG Scientific, LLC

American Mold Guard, Inc. (Nasdaq:AMGI), founded in 2002, is the industry leader in the field of antimicrobial surface treatment services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida with active expansion throughout the United States. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com. Established in October 2006, AMG Scientific LLC is a wholly owned subsidiary of American Mold Guard, Inc., that is focused on assisting hospitals, large organizations, institutions, military and government facility managers in combating the problem of infectious diseases on interior surfaces. Visit: www.amgscientific.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold and hospital acquired infection prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying the company's services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company's customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-KSB, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Further Information:

RedChip.

Sanford Diday

1-800-733-2447

sanford@redchip.com

www.RedChip.com

Anne Steinberg or Jason Howard

Kitchen Public Relations

212-687-8999

anne@kitchenpr.com or jbriggs@kitchenpr.com

At the Company: Investor Relation Contact

Paul Bowman
Chief Financial Officer
(949) 240-5144
pbowman@americanmoldguard.com

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED (UNAUDITED) STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2006	March 31, 2007

Revenue	$ 2,761,654	$ 2,102,318
Cost of revenue
Direct costs	1,563,955	995,345
Depreciation expense	33,558	76,267
Total cost of revenue	1,597,513	1,071,612

Gross margin	1,164,141	1,030,706

Selling, general and administrative expenses	1,564,305	2,326,374
Loss from operations	(400,164)	(1,295,668)

Interest income/(expense)	(728,697)	49,998
Loss before income tax provision	(1,128,861)	(1,245,670)

Provision for income taxes	3,868	981
Net loss	(1,132,729)	(1,246,651)

Dividends on cumulative preferred stock	292,443	-
Net Loss applicable to common stockholders	(1,425,172)	(1,246,651)

Basic and diluted net loss per share	$ (1.20)	$ (0.27)

Dividends accumulated for the year on cumulative preferred stock	$ (0.31)	$ -

Net loss attributable to common stock per share	$ (1.51)	$ (0.27)

Weighted average number of common shares outstanding- basic and diluted	942,301	4,621,464

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2006	March 31, 2007
		(Unaudited)

ASSETS

Current Assets:
Cash & cash equivalents	$ 4,554,890	$ 2,748,136
Accounts receivable, less allowance for doubtful accounts	1,222,339	1,745,470
Inventories	125,347	118,299
Prepaid expenses and deposits	409,027	310,563
Other current assets	27,399	6,924
Total Current Assets	6,339,002	4,929,392

Restricted cash	752,653	761,014
Property and equipment, net	875,319	807,594
Intangible assets, net	2,368	2,199

Total Assets	$ 7,969,342	$ 6,500,199

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable and accrued liabilities	$ 1,150,286	$ 1 ,176,673
Lease line of credit, current portion	146,326	150,316
Accrued payroll and related expenses	661,346	408,652
Short term notes payable	1,581	1,581
Total Current Liabilities	1,959,539	1,737,222

Long-Term Liabilities
Lease line of credit, net of current portion	460,767	422,054

Total Liabilities	$ 2,420,306	$ 2,159,276

Stockholders' Equity (Deficiency)
Common stock	16,606,734	16,612,507
Additional paid-in capital	6,920,413	6,953,179
Accumulated deficiency	(17,978,111)	(19,224,763)
Total Stockholders' Equity (Deficiency)	5,549,036	4,340,923

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$ 7,969,342	$ 6,500,199
`